EXHIBIT 4.1

                                  AMENDMENT TO
                          SECURITIES PURCHASE AGREEMENT

      This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "Amendment") dated as of April 27, 2007, is entered into among Aquamatrix, Inc., a Nevada corporation f/k/a Nesco Industries, Inc. (the "Company"), and the investors signatory hereto (the "Required Holders").

                                    WHEREAS:

      A. The Company and certain investors party thereto entered into a Securities Purchase Agreement dated as of February 15, 2007 (the "Purchase Agreement"), pursuant to which the Buyers purchased Notes in the aggregate principal amount of approximately $4,457,000 and Warrants exercisable to purchase approximately 480,000,000 shares of the Company's Common Stock. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Purchase Agreement.

      B. Pursuant to the Purchase Agreement, the Company may issue and sell at the Second Closing an additional aggregate principal amount of Notes equal to $500,000 and additional Warrants to acquire up to approximately 53,897,000 shares of Common Stock.

      C. The Company and the Required Holders have agreed to amend the Purchase Agreement, in accordance with the terms and conditions set forth herein, to increase the amount of Notes and Warrants that may be sold in the Second Closing, which increase will allow the Company to raise additional working capital.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENTS

      1. AMENDMENTS. The first sentence of Section 1(d) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

      "Subject to the terms and conditions of this Agreement, after the closing and at any time on or prior to the date of the filing by the Company of the initial registration statement required to be filed by it under the Registration Rights Agreement, at a second closing (the "Second Closing"), the Company may issue and sell to one or more individuals and entities approved by the Company's Board of Directors (each an "Additional Buyer" and collectively, the "Additional Buyers") an aggregate principal amount of Notes up to $1,000,000 at the Purchase Price of $0.9300 for each $1.00 of principal amount of Notes and Warrants to acquire up to One Hundred Seven Million, Seven Hundred Fifty Eight Thousand, Six Hundred and Twenty (107,758,620) shares of Common Stock."

      2. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute but one and the same instrument.

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      3. CONTINUATION. Except as amended hereby, the Purchase Agreement shall continue in full force and effect. Any reference to the Purchase Agreement in any of the documents, instruments or agreements executed and/or delivered in connection with the transactions contemplated in the Purchase Agreement, including the Transaction Documents shall be deemed to be references to the Purchase Agreement as amended by this Amendment.

      4. REQUIRED HOLDERS. The Buyers signing this Amendment are holders of Notes representing at least two thirds of the aggregate principal amount of the Notes now outstanding.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                              COMPANY:

                               AQUAMATRIX, INC.


                               By: /s/ Matthew Harriton
                                   ---------------------------------------------
                                   Matthew Harriton, President

                              REQUIRED HOLDERS:

                               GOTTBETTER CAPITAL MASTER, LTD.


                               By: /s/ Adam S. Gottbetter
                                   ---------------------------------------------

                               Name: Adam S. Gottbetter
                                     -------------------------------------------

                               Title: Director
                                      ------------------------------------------
                               BRIDGEPOINTE MASTER FUND LTD.


                               By: /s/ Eric S. Swartz
                                   ---------------------------------------------

                               Name: Eric S. Swartz
                                     -------------------------------------------

                               Title: Director
                                      ------------------------------------------
                               J. ROEBLING FUND LP


                               By: /s/ David Vynerib
                                   ---------------------------------------------

                               Name: David Vynerib
                                     -------------------------------------------

                               Title: Managing Member
                                      ------------------------------------------

                               /s/ Lynn November
                               -------------------------------------------------
                               LYNN NOVEMBER


                               -------------------------------------------------
                               ALVIN BLOCK

                               Representing at least two thirds of the aggregate outstanding principal of the Notes

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